Exhibit 99.12

[DATE]

ETF Series Solutions

615 East Michigan Street

Milwaukee, WI 53202

Truth Social Funds

8730 Stony Point Parkway, Suite 205

Richmond, VA 23235

Re:	Fund Reorganization

Ladies and Gentlemen:

We have acted as counsel to: (i) the Target Entity,1 on behalf of the Target Fund and (ii) the Acquiring Entity, on behalf of the Acquiring Fund, in connection with the Agreement providing for the acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, in exchange for shares of the Acquiring Fund (the “Reorganization”), as set forth in the Agreement. The Reorganization is scheduled to close on the date of this letter (the “Closing Date”).

For purposes of this opinion, we have examined and relied upon (i) the Agreement, (ii) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Acquiring Entity on behalf of the Acquiring Fund, (iii) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Target Entity on behalf of the Target Fund, and (iv) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

Insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Acquiring Entity, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Acquiring Entity. Similarly, insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Target Entity, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Target Entity.

We have accepted, without independent verification, the genuineness of all signatures (whether original or copies), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, copies or facsimile copies and the accuracy of all certificates of public officials.

1 Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Agreement and Plan of Reorganization dated as of [DATE] (the “Agreement”), that is by and among (i) the Target Entity (as listed on Exhibit A of this letter) on behalf of the Target Fund (as listed on Exhibit A of this letter), (ii) the Acquiring Entity (as listed on Exhibit A of this letter) on behalf of the Acquiring Fund (as listed on Exhibit A of this letter), and (iii) solely for the purposes of sections 8.7 and 9.1 of the Agreement, Point Bridge Capital, LLC, a Delaware limited liability company.

RAYMOND J. HOLST ● PARTNER ● PRACTUS, LLP

7 Copperdale Ln, Huntington, NY 11743 ● p: 646.866.4346

Raymond.Holst@Practus.com ● Practus.com

ETF Series Solutions

Truth Social Funds

[DATE]

Any references to “our knowledge,” or words of similar import, shall mean the conscious awareness, as to the existence or absence of any facts that would contradict the opinions so expressed, of those attorneys of this firm who have rendered substantive attention to the transaction to which this opinion relates. Other than as set forth herein, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of any party to the Agreement. Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction. When any opinion set forth below relates to the existence or standing of the Acquiring Entity, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

We do not express any opinion herein with respect to (i) the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses that may be limited by any applicable federal or state securities laws or as a matter of public policy, and (ii) the availability of any equitable or other specific remedy upon any breach of the Agreement or of any agreement or obligations referred to therein.

Based upon the foregoing, we are of the opinion that on the basis of existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, current administrative rules and court decisions, generally for U.S. federal income tax purposes:

(a)	the Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and each of the Target Fund and the Acquiring Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)	no gain or loss will be recognized by the Target Fund upon the transfer of all the Target Fund assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund, or upon the distribution of the Acquiring Fund Shares to the Target Fund Shareholders on a pro rata basis in exchange for their Target Fund Shares in complete liquidation of the Target Fund pursuant to the Reorganization;

(c)	the tax basis in the hands of the Acquiring Fund of each Target Fund asset transferred from the Target Fund to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Target Fund asset in the hands of the Target Fund immediately prior to the transfer thereof;

ETF Series Solutions

Truth Social Funds

[DATE]

(d)	the holding period in the hands of the Acquiring Fund of each Target Fund asset transferred from the Target Fund to the Acquiring Fund in the Reorganization, other than Target Fund assets with respect to which gain or loss is required to be recognized, will include the Target Fund’s holding period for such Target Fund asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset);

(e)	no gain or loss will be recognized by the Acquiring Fund upon its receipt of all the Target Fund assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund as part of the Reorganization;

(f)	no gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares as part of the Reorganization, except with respect to any cash received in lieu of fractional shares;

(g)	the aggregate tax basis of the Acquiring Fund Shares that each Target Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Target Fund Shares exchanged therefor by such Target Fund Shareholder;

(h)	each Target Fund Shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will include the Target Fund Shareholder’s holding period for the Target Fund Shares exchanged therefor, provided that the Target Fund Shareholder held such Target Fund Shares as capital assets on the date of the exchange;

(i)	the taxable year of the Target Fund will not end as a result of the Reorganization; and

(j)	the Acquiring Fund will succeed to and take into account the items of the Target Fund, if any, described under Code Section 381(c), subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the U.S. Treasury Regulations thereunder, if applicable.

We express no opinion as to (i) the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including, without limitation, any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code or (ii) any other federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

ETF Series Solutions

Truth Social Funds

[DATE]

The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

Our opinion, as expressed herein, is furnished solely for the benefit of the Target Entity, its Trustees and officers, the Acquiring Entity, its Trustees and officers, and is not to be circulated, quoted, filed publicly or relied upon by any other persons without our prior written consent.

Very truly yours,

DRAFT

On behalf of Practus, LLP

ETF Series Solutions

Truth Social Funds

[DATE]

EXHIBIT A

Target Entity	Target Fund	Acquiring Entity	Acquiring Fund
ETF Series Solutions	Point Bridge America First ETF	Truth Social Funds	Truth Social America First ETF

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